Exhibit 99.d(3)

EXPENSE LIMITATION AGREEMENT

UBS ASSET MANAGEMENT (AMERICAS) LLC

Eleven Madison Avenue

New York, New York 10010

November 11, 2025

Credit Suisse Opportunity Funds

Eleven Madison Avenue

New York, New York 10010

Dear Sirs:

UBS Asset Management (Americas) LLC herewith confirms our agreement with you as follows:

1.            You are an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “Act”). Pursuant to an Investment Management Agreement dated as of August 24, 2023 or September 26, 2023, as applicable and as amended May 1, 2024 (together, the “Investment Management Agreement”), you have employed us to manage the investment and reinvestment of the assets of each of Credit Suisse Floating Rate High Income Fund and Credit Suisse Strategic Income Fund (each, a “Fund” and collectively, the “Funds”), series of Credit Suisse Opportunity Funds (the “Trust”).

2.            We hereby agree that, notwithstanding any provision to the contrary contained in the Investment Management Agreement, we shall limit as provided herein the aggregate expenses of every character incurred by each Fund, other than Acquired Fund Fees and Expenses, interest charges on Fund borrowings, taxes, brokerage commissions, dealer spreads and other transaction charges, expenditures that are capitalized in accordance with generally accepted accounting principles, short sale dividends, extraordinary expenses (i.e.; litigation and indemnification and any other costs and expenses that may be approved by the governing Board of the Trust (“Excluded Expenses”), including but not limited to the fees (“Advisory Fees”) payable to us pursuant to the Investment Management Agreement (the “Limitation”). Under the Limitation, we agree that, through February 28, 2027 such expenses shall not exceed a percentage (the “Percentage Expense Limitation”) of the applicable Fund’s average daily net assets equal to, on an annualized basis, 0.95% in the case of Class A shares, 1.70% in the case of Class C shares and 0.70% in the case of Class I shares for the Credit Suisse Floating Rate High Income Fund and 1.04% in the case of Class A shares, 1.79% in the case of Class C shares and 0.79% in the case of Class I shares for the Credit Suisse Strategic Income Fund.

To determine our liability for expenses in excess of the Percentage Expense Limitation, the amount of allowable fiscal-year-to-date expenses shall be computed daily by prorating the Percentage Expense Limitation based on the number of days elapsed within the fiscal year, or limitation period, if shorter (the “Prorated Limitation”). The Prorated Limitation shall be compared to the applicable Fund’s expenses recorded through the current day in order to produce the allowable expenses to be recorded for the current day (the “Allowable Expenses”). If Advisory Fees and the applicable Fund’s other expenses for the current day exceed the Allowable Expenses, Advisory Fees for the current day shall be reduced by such excess (“Unaccrued Fees”). In the event such excess exceeds the amount due as Advisory Fees, we shall be responsible for the additional excess (“Other Expenses Exceeding Limit”). Cumulative Unaccrued Fees, or cumulative Other Expenses Exceeding Limit shall be paid to us in the future, provided that (1) no such payment shall be made to us more than three years following the applicable month during which such Unaccrued Fees, or Other Expenses Exceeding Limit were waived or paid for by us, and (2) such payment shall be made only to the extent that it does not cause the applicable Class’ aggregate expenses, on an annualized basis, to exceed either (i) the Percentage Expense Limitation in effect at the time the amount to be repaid was waived or paid for by us or (ii) the Percentage Limitation in effect at the time of such payment.

3.            Nothing in this Agreement shall be construed as preventing us from voluntarily limiting, waiving or reimbursing each Fund’s expenses outside the contours of this Agreement during any time period before or after February 28, 2027; nor shall anything herein be construed as requiring that we limit, waive or reimburse any of each Fund’s expenses incurred after February 28, 2027, or, except as expressly set forth herein, prior to such date.

4.            This Agreement shall become effective on the date hereof and remain in effect until February 28, 2027. The provisions contained in paragraph 2 of this Agreement relating to the reimbursement to us for fee waivers and expense reimbursements previously made by us with respect to a Fund shall survive the expiration or termination of this Agreement.

5.            This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Act.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

UBS ASSET MANAGEMENT (AMERICAS) LLC

By:	/s/Omar Tariq
	Name:	Omar Tariq
	Title:	Executive Director

	By:	/s/Karen Regan
	Name:	Karen Regan
	Title:	Director

Agreed to and accepted

as of the date first set forth above.

CREDIT SUISSE OPPORTUNITY FUNDS,

on behalf of each of Credit Suisse Floating Rate High Income Fund and Credit Suisse Strategic Income Fund

By:	/s/Karen Regan
	Name:	Karen Regan
	Title:	Vice President and Secretary